Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Signs Merger Agreement to Acquire
AlphaInsight Corporation
Acquisition to Expand CACI Systems Integration and Network Services

Arlington, Va., March 27, 2006 - CACI International Inc (NYSE: CAI) announced today that it has signed a definitive merger agreement to acquire all of the outstanding shares of AlphaInsight Corporation, a privately owned business headquartered in Falls Church, Virginia. AlphaInsight is an award-winning information technology company that specializes in serving the federal government primarily in the areas of software and systems engineering, network engineering and management, and information assurance and security. Terms of the transaction were not disclosed. Closing is anticipated during CACI's fourth fiscal quarter.

AlphaInsight brings CACI a talented team with a strong presence at the Department of State and additional business with the Departments of Defense, Homeland Security, and Justice. The company has approximately 360 employees, with 94 percent of its billable employees holding clearances, and 59 percent of these holding a Top Secret clearance or higher. The company has enjoyed a 100 percent recompete win rate since its inception in 1989, and recorded $42 million in revenue for its last fiscal year.

Paul Cofoni, CACI's President of U.S. Operations, said, "With the addition of AlphaInsight Corporation, CACI is positioned to significantly increase our federal civilian business and continue to grow as a premier information technology provider to government clients. The acquisition will enhance our core systems integration and network services capabilities, and expand the pool of cleared personnel we can offer to meet the high-priority requirements of our clients."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "CACI continues to maintain a very robust mergers and acquisitions program as a key element of our growth strategy. We have a proven and very successful process of identifying companies that will provide new capabilities and market opportunities, and bring long-term value to CACI. AlphaInsight comes up strong in all our criteria, and will be a great fit with our corporate values and culture."

According to AlphaInsight President Kwang Ho Kim, "We are proud to join CACI and its team of outstanding professionals. Like CACI, we are committed to technical excellence and customer satisfaction. We look forward to joining the CACI family to offer greater depth and breadth of services to our clients and career opportunities for our employees."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 10,100 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company's Securities and Exchange Commission filings.

# # #

For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com